Period Ended February 28, 2003

John Hancock Tax-Exempt Series Fund

John Hancock Massachusetts Tax-Free Income Fund

Series 2
NAV per share - Class C        12.66

Dividend per share - Class C   0.24

 John Hancock New York Tax-Free Income Fund

Series 3
NAV per share - Class C        12.54

Dividend per share - Class C    0.24